Exhibit 8.1
Subsidiaries of ECARX Holdings Inc.

Subsidiaries	Jurisdiction of Incorporation
ECARX Group Limited	British Virgin Islands
Future Magic Capital Limited	British Virgin Islands
Ecarx&Co Limited	Cayman Islands
Mobile & Magic Limited	Hong Kong
ECARX Technology Limited	Hong Kong
ECARX Limited	United Kingdom
ECARX Sweden AB	Sweden
HF Tech Europe AB	Sweden
ECARX GmbH	Germany
ECARX SDN. BHD.	Malaysia
ECARX Americas Inc.	United States
ECARX Pte. Ltd.	Singapore
ECARX Technology Pte. Ltd.	Singapore
ECARX Brasil Ltda.	Brazil
ECARX (Zhejiang) Technology Co., Ltd.	Mainland China
ECARX (Hubei) Tech Co., Ltd.	Mainland China
ECARX (Shanghai) Tech Co., Ltd.	Mainland China
ECARX (Shanghai) Smart Tech Co., Ltd.	Mainland China
Hangzhou ECARX Advanced Manufacturing Co., Ltd.	Mainland China
JICA Intelligent Robotics Co., Ltd.	Mainland China
JICA Automotive Electronics (Hangzhou) Technology Co., Ltd.	Mainland China
Suzhou Photon-Matrix Optoelectronics Technology Co., Ltd.	Mainland China
Hubei Dongjun Automotive Electronic Technology Co., Ltd.	Mainland China